EXHIBIT 10.1
FORM OF NON-EQUITY INCENTIVE COMPENSATION PLAN AGREEMENT
TO: <NAME>
DATE: <DATE>
Dear <NAME>:
Thank you for your dedicated service and commitment to Vion Pharmaceuticals, Inc. (the “Company”). As you are aware, 2009 is a critical year for the Company as we continue to work with the U.S. Food and Drug Administration (“FDA”) to obtain approval of our New Drug Application (“NDA”) for and prepare to launch OnriginTM. In order to encourage your continued dedication and focus during this time, we have adopted a non-equity incentive compensation plan (the “Plan”) covering all full-time employees for the year ending December 31, 2009. Under the Plan, you are entitled to non-equity incentive compensation of $                    , payable in four installments according to the following schedule, subject to the achievement of the specified milestone and your continuous employment with the Company through the applicable incentive payment date:

Milestone:	Amount:
April 30, 2009	$ (20% of your target)

Earlier of (i) completion of the FDA’s Oncology Drug Advisory Committee (“ODAC”) meeting regarding OnriginTM or (ii) September 30, 2009	$ (20% of your target)

Approval by the FDA of the Company’s NDA for OnriginTM	$ (30% of your target)

The Company’s first commercial shipment of OnriginTM	$ (30% of your target)
The incentive payment date will be the end date of the first payroll period following achievement of the specified milestone. If your employment with the Company terminates before an incentive payment date, you will not be eligible to receive any remaining incentive payments.
Miscellaneous. All incentive payments are subject to applicable tax withholding. This letter does not guarantee or imply any right to continued employment for any period and does not constitute an employment contract.
We value your efforts and look forward to your continued contribution.
Very truly yours,
Alan Kessman
Chief Executive Officer